Exhibit 99.3

Press Release

Contact:	Philip R. Mays Senior Vice President, Chief Financial Officer, and Treasurer (407) 904-3324 pmays@ctoreit.com

FOR IMMEDIATE RELEASE	CTO Realty Growth Announces Third Quarter 2024 Investment and Leasing Update

WINTER PARK, FL, August 8, 2024 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company”) today announced that it has entered into a purchase and sale agreement for the acquisition of a three-property portfolio (the “Three Property Portfolio”) for a purchase price of $137.5 million.

The Three Property Portfolio consists of three open-air shopping centers located in Charlotte, North Carolina; Orlando, Florida; and Tampa, Florida, with an aggregate gross leasable area of approximately 0.9 million square feet which are approximately 94.2% leased, with a weighted average remaining lease term of 6.2 years as of August 8, 2024.

Additionally, on August 1, 2024, the Company completed a $10.0 million preferred equity investment in a real estate company with a dividend rate of 14.0% per annum and a 1.00% origination fee. The investment is non-callable for five years, except upon the occurrence of certain specified events.

Further, the Company has entered into a purchase and sale agreement for the sale of its Jordan Landing property located in West Jordan, Utah for $18.0 million. The Company anticipates that the sale of its Jordan Landing property will close prior to the end of August 2024. After completion of this disposition, all the Company’s properties will be located in the Southeast and Southwest markets of the United States.

Since the beginning of the third quarter, the Company has executed new leases and renewals totaling approximately 69,000 square feet and, after adjusting for this leasing activity, the Company’s leased occupancy has increased to 96.0% compared to 94.6% as of June 30, 2024. The Company’s signed not open pipeline now represents $5.7 million, or 7.2%, of annual in-place cash base rent as of June 30, 2024.

“We’re pleased to announce the execution of the purchase and sale agreement for the acquisition of an attractive portfolio of power and grocery-anchored centers, along with the continued strong leasing and other transaction activity so far in the third quarter” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth, Inc. “The pending portfolio acquisition provides us with an opportunity to purchase complimentary assets in strong markets at an attractive yield and a basis significantly below replacement cost.”

The acquisition of the Three Property Portfolio and the disposition of the Company’s Jordan Landing property are each subject to certain closing conditions, which are not currently satisfied. Accordingly, there can be no assurances that either of these transactions will be completed on the terms described in this press release, or at all.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. The Company also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “pending,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Examples of forward-looking statements in this press release include, without limitation, statements regarding the pending acquisition of the Three Property Portfolio and the pending disposition of the Company’s Jordan Landing property.

Although forward-looking statements are made based upon management’s present expectations and beliefs concerning future developments and their potential effect on the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. No assurance can be given that the acquisition of the Three Property Portfolio or the disposition of the Company’s Jordan Landing property will be completed on the terms described in this press release, or at all. The acquisition of the Three Property Portfolio and the disposition of the Company’s Jordan Landing property are each subject to the satisfaction of certain closing conditions, which are not currently satisfied, as well as numerous other possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to it, including, without limitation, market conditions and those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which can be accessed at the SEC’s website at www.sec.gov.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.